Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-251109
Prospectus Supplement No. 2
(To Prospectus dated May 25, 2021)

GCM GROSVENOR INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 25, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-251109). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on July 2, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

GCM Grosvenor Inc.’s shares of Class A common stock and warrants are quoted on the Nasdaq Global Market under the symbols “GCMG” and “GCMGW,” respectively. On July 1, 2021, the closing prices of our Class A common stock and warrants were $10.30 and $1.53, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 2, 2021

GCM Grosvenor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39716	85-2226287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Michigan Avenue Suite 1100 Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)
(312) 506-6500
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	GCMG	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	GCMGW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported by GCM Grosvenor Inc. (together with its consolidated subsidiaries, the “Company”), in a transaction effective January 1, 2020, Grosvenor Capital Management Holdings, LLLP, a subsidiary of the Company (“GCMH”) and its affiliates transferred certain indirect partnership interests related to historical investment funds managed by GCMH and its affiliates to Mosaic Acquisitions 2020, L.P. (“Mosaic”) in a transaction referred to as the “Mosaic Transaction.” The limited partner of Mosaic is a third-party investor affiliated with the Canada Pension Plan Investment Board (the “third-party investor”). Mosaic holds limited partnership interests representing financial assets of the Company including a right to certain carried interest generated by funds raised prior to December 31, 2019 and certain funded general partner interests and to-be-funded general partner interests.

On July 2, 2021, GCMH exercised its option to purchase the interest in Mosaic held by the third-party investor for a net purchase price of approximately $163 million, adjusted for true-up distributions and expenses through the closing date, and inclusive of a $13 million negotiated discount. GCMH’s purchase will result in the interest held by the third-party investor no longer being accounted for as a redeemable noncontrolling interest of the Company.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including without limitation, the historical performance of GCM Grosvenor's funds may not be indicative of GCM Grosvenor's future results; risks related to redemptions and termination of engagements; effect of the COVID-19 pandemic on GCM Grosvenor's business; the variable nature of GCM Grosvenor's revenues; competition in GCM Grosvenor's industry; effects of government regulation or compliance failures; market, geopolitical and economic conditions; identification and availability of suitable investment opportunities; risks relating to our internal control over financial reporting; and risks related to the performance of GCM Grosvenor's investments. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Annual Report on Form 10-K/A filed by GCM Grosvenor Inc. on May 10, 2021 and its other filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made.

Readers are cautioned not to put undue reliance on forward-looking statements, and GCM Grosvenor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCM Grosvenor Inc.
Date: July 2, 2021	By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Chief Executive Officer

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